Exhibit 15.2

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the following Registration Statements:

(1)	Registration Statement (Form S-8 No. 333-135914) of the 2004 Share Option Plan and 2005 Share Incentive Plan of Vimicro International Corporation,

(2)	Registration Statement (Form S-8 No. 333-166829) of the 2005 Share Incentive Plan of Vimicro International Corporation, and

(3)	Registration Statement (Form F-3 No. 333-166948) of Vimicro International Corporation;

of our report dated May 15, 2012, with respect to the consolidated financial statements of Vimicro International Corporation and the effectiveness of internal control over financial reporting of Vimicro International Corporation included in this Annual Report (Form 20-F) of Vimicro International Corporation for the year ended December 31, 2011.

/s/ Ernst & Young Hua Ming

Beijing, the People’s Republic of China
May 15, 2012